As filed with the Securities and Exchange Commission on February 7, 1997

                                                          Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-3
                         REGISTRATION STATEMENT
                                  Under
                       The Securities Act of 1933

                  360(degree) Communications Company
         (Exact name of registrant as specified in its charter)

            Delaware                                      47-0649117
(State or other jurisdiction of                       (I.R.S. Employer
Incorporation or organization)                       Identification No.)
                              8725 W. Higgins Road
                          Chicago, Illinois 60631-2702
                                (773) 399-2500
(Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                           Kevin C. Gallagher, Esq.
            Senior Vice President, General Counsel and Secretary
                             8725 W. Higgins Road
                          Chicago, Illinois 60631-2702
                                (773) 399-2500
        (Name, address, including zip code and telephone number, including area code, of agent for service)
Approximate  date of  commencement  of proposed
    sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|



                     CALCULATION OF REGISTRATION FEE

                                                                      Proposed               Proposed
                                                     Amount           Maximum                Maximum              Amount of
    Title of Each Class of Securities                to be        Offering Price             Aggregate          Registration
        to be Registered                         Registered(1)      per Unit(2)         Offering Price(2)           Fee

Debt Securities and Warrants to Purchase
Debt Securities. . . . . . . . . . . . . . . . ..$500,000,000         100%                $500,000,000          $151,516

(1) If any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate initial offering price of $500,000,000.
(2) Exclusive of accrued interest, if any. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED FEBRUARY 7, 1997

PROSPECTUS


                      360(degree) Communications Company

                             Debt Securities
                     Warrants to Purchase Debt Securities



        360(degree) Communications Company (the"Company") may offer from time to time its unsecured senior debt securities (the "Debt Securities") and/or warrants (the "Warrants") to purchase Debt Securities at prices and on terms to be determined when an agreement to sell is made or at the time or times of sale, as the case may be. The Debt Securities and the Warrants offered pursuant to this Prospectus may be issued in one or more series or issuances, as the case may be, and the aggregate initial offering price thereof will not exceed $500,000,000. The Debt Securities and the Warrants are collectively referred to herein as the "Securities."

        This Prospectus will be supplemented by an accompanying prospectus supplement or supplements ("Prospectus Supplement") that will set forth, in the case of any Debt Securities for which this Prospectus is being delivered ("Offered Debt Securities"), the form in which such Debt Securities are to be issued and the designation thereof, the aggregate principal amount, rate or rates (or method of calculation thereof) and times of payment of interest, maturity or maturities, the purchase price or prices and initial offering price or prices, redemption or repurchase provisions, if any, and other specific terms of such Debt Securities and, in the case of any Warrants for which this Prospectus is being delivered ("Offered Warrants"), a description of the Debt Securities for which each such Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other specific items of such Warrants. See "Description of Debt Securities" and "Description of Warrants" herein.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.


        The Company may sell the Securities to or through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.


                   The date of this Prospectus is         , 1997.

Information herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                        AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement of which this Prospectus is a part, as well as reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's Web site maintained on the Internet at http://www.sec.gov. Such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; The Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated herein by reference and made a part of this Prospectus:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended and supplemented by Form 10-K/A thereto filed with the Commission on April 15, 1996.

        (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

        (c) The Company's Current Reports on Form 8-K dated March 26, 1996, April 23, 1996, July 16, 1996, October 15, 1996, November 1, 1996 and January 24, 1997.

        All  documents  filed by the  Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to 360(degree) Communications Company, 8725 W. Higgins Road, Chicago, Illinois 60631-2702, Attention: Investor Relations, telephone (773) 399-2500.

                                THE COMPANY

        The Company is one of the leading and most established wireless communications companies in the United States. As of December 31, 1996, the Company served approximately 2 million customers in more than 100 markets in 16 states. The Company's interests in these markets represent approximately 24.2 million Net POPs as of December 31, 1996. The Company also owns, as of December 31, 1996, minority interests in 53 additional cellular telephone markets representing approximately 4.4 million Net POPs, including markets located in New York, New York; Chicago, Illinois; Houston, Texas; and Orlando, Florida. The Company sells and markets wireless voice and data services and related products, as well as residential long distance service, through a distribution network consisting of nationally recognized and local dealers, full service retail stores and a direct sales force. "Net POPs" refers to the estimated population with respect to a given service area multiplied by the percentage interest that the Company owns in the entity licensed by the Federal Communications Commission to operate a cellular communications system within that service area.

        The Company was incorporated under the laws of the State of Delaware in 1982. In March 1993, Centel Corporation, then the Company's immediate parent, merged with a wholly-owned subsidiary of Sprint Corporation ("Sprint"). In February 1996, the Company, then known as Sprint Cellular Company, changed its name to 360(degree) Communications Company. On March 7, 1996, Sprint completed the spin-off of the Company through a pro rata distribution to Sprint shareholders of all of the Common Stock of the Company.

        The Company's principal executive offices are located at 8725 W. Higgins Road, Chicago, Illinois 60631-2702, and its telephone number is (773) 399-2500.


                             USE OF PROCEEDS

        Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be available for general corporate purposes of the Company and may be used for the repayment of short-term debt and borrowings under the Company's revolving credit facility and for the funding of future acquisitions, capital expenditures and working capital requirements.


                  RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries for the periods indicated:

                          Nine Months
                            Ended
                         September 30,        Years Ended December 31,
                            1996        1995    1994    1993    1992   1991
Ratio of Earnings to
Fixed Charges(1):           2.23        1.32     --      --      --     --
----------

     (1) The ratio of earnings to fixed charges have been computed by dividing fixed charges into the sum of (a) income (loss) before cumulative effects of changes in accounting principles, less capitalized interest, and with adjustments to appropriately reflect the Company's majority-owned, 50%-owned and less-than-50%-owned affiliates, (b)income taxes and (c) fixed charges. Fixed charges consist of interest on all indebtedness and the interest component of operating rents, with adjustments as appropriate to reflect the Company's 50%-owned affiliates. For each of the four years in the period ended December 31, 1994, the deficit of earnings to fixed charges was $8,912,000, $60,217,000, $94,819,000 and $77,607,000, respectively.

                      DESCRIPTION OF DEBT SECURITIES

        The Debt Securities will constitute senior unsecured debt securities of the Company and will be issued under an Indenture (the "Indenture") to be entered into between the Company and Citibank, N.A., as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the detailed provisions of the Indenture, including the definitions therein of certain terms. References to article and section numbers under this heading are to articles and section numbers in the Indenture. Terms used under this heading or in any Prospectus Supplement relating to the Offered Debt Securities which are defined under this heading are so defined solely with reference to the Offered Debt Securities.

General

        The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount that may be authorized from time to time by the Company. (Art.Three, Sec. 301) Although the Indenture does not expressly limit the aggregate principal amount of Debt Securities that can be issued thereunder, the Indenture contains provisions that limit the amount of indebtedness, including indebtedness evidenced by the Debt Securities, that may be incurred by the Company and its subsidiaries. See "Certain Covenants -- Limitation on Indebtedness" below.

        Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Debt Securities (among others): (i) the title of such Offered Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of such Offered Debt Securities that may be issued; (iii) the rate or rates, or the method of determination thereof, at which such Offered Debt Securities will bear interest, if any, and the date or dates from which such interest shall accrue; (iv) the dates on which such interest will be payable (each, an "Interest Payment Date") and the regular record dates for the interest payable on such Interest Payment Dates; (v) the obligation, if any, of the Company to redeem or purchase such Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligations; (vi) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company; (vii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Offered Debt Securities will be issuable; (viii) whether such Offered Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities; and (ix) any other terms of such Offered Debt Securities not inconsistent with the provisions of the Indenture.

        Except for the limitations discussed below under "Certain Covenants -- Limitation on Indebtedness" and "Certain Covenants -- Limitation on Liens," the Indenture does not contain any covenants or other provisions that may afford holders of the Debt Securities special protection in the event of a highly leveraged transaction.

Ranking

        The Debt Securities will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future unsubordinated, unsecured indebtedness of the Company ("Senior Indebtedness"), including indebtedness under the 1996 Indenture (as defined below) and the Credit Facility (as defined below), and will be senior in right of payment to all future subordinated indebtedness of the Company. (Art. Three, Sec. 301) As of December 31, 1996, $900 million of the Company's senior notes issued under an Indenture (the "1996 Indenture") dated as of March 7, 1996 between the Company and Citibank, N.A., as Trustee, were outstanding and approximately $680 million in borrowings were outstanding under the Amended and Restated Credit Agreement (the"Credit Facility") dated as of October 31, 1996 among the Company and a number of banks and institutional lenders. As of December 31, 1996, $122 million in aggregate principal amount of debt subordinated to the Senior Indebtedness was outstanding. Such subordinated debt is evidenced by the Company's subordinated non-negotiable promissory notes (the "Subordinated Notes").

        All existing and future indebtedness and other liabilities of the Company's subsidiaries, however, will be effectively senior in right of payment to the Debt Securities. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have a priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Debt Securities. Under the Indenture, indebtedness may be incurred, subject to certain limitations, by subsidiaries of the Company. See "Certain Covenants -- Limitation on Indebtedness" below.

        The Debt Securities will be obligations exclusively of the Company. Since the operations of the Company are primarily conducted through subsidiaries of the Company, the cash flow and the consequent ability to service debt, including the Debt Securities, of the Company is primarily dependent upon the earnings of such subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by, such subsidiaries to the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations.

Payment of Debt Securities; Transfers; Exchanges

        Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Offered Debt Security payable on each Interest Payment Date will be paid by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Debt Security being herein called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Trustee not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest.

        Principal of and premium, if any, and interest, if any, on the Debt Securities at Maturity will be payable upon presentation of the Debt Securities at the principal corporate trust office of the Trustee in New York, New York. The Company may change the place of payment on the Debt Securities, may appoint one or more paying agents (including the Company) and may remove any paying agent, all in its discretion. The applicable Prospectus Supplement will identify any new place of payment and any paying agent appointed, and will disclose the removal of any paying agent effected, prior to the date of such Prospectus Supplement.

        The transfer of Debt Securities may be registered and Debt Securities may be exchanged for other Debt Securities of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of the Trustee in New York, New York. The Company may change the place for registration of transfer of the Debt Securities, may appoint one or more additional security registrars or transfer agents (including the Company) and may remove any security registrar or transfer agent appointed, all in its discretion. The applicable Prospectus Supplement will identify any new place for registration of transfer and any additional security registrar or transfer agent appointed, and will disclose the removal of any security registrar or transfer agent effected, prior to the date of such Prospectus Supplement. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Art. Three, Sec. 305) The Company will not be required (a) to issue, register the transfer of or exchange Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of or exchange any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Purchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control Triggering Event (as defined below), each Holder of Debt Securities of any series subject to such Change of Control Triggering Event shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Debt Securities pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (the "Change of Control Purchase Price"). Without the appropriate consent of the Holders of the Debt Securities of such series, neither the Board of Directors of the Company nor the Trustee may waive the provisions of the Indenture requiring the Company to make a Change of Control Offer upon a Change of Control Triggering Event with respect to the Debt Securities of such series. (Art. Ten, Sec. 1001)

        Within 30 days following any Change of Control Triggering Event, the Company shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) mail a notice to the Trustee and each Holder of Debt Securities of any series subject to such Changeof Control Triggering Event stating (1) that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to the covenant in the Indenture entitled "Repurchase of Securities at Option of the Holder Upon a Change of Control" and that all Debt Securities of such series timely tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be, subject to any contrary requirement of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Debt Security of such series (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (4) that any Debt Securities of such series (or portions thereof) not tendered will continue to accrue interest; (5) a description of the transaction or transactions constituting the Change of Control Triggering Event; and (6) the procedures that Holders of Debt Securities of such series must follow in order to tender their Debt Securities (or portions thereof) for payment and the procedures that Holders of Debt Securities of such series must follow in order to withdraw an election to tender their Debt Securities (or portions thereof) for payment. (Art. Ten, Sec. 1001)

        Under the Indenture, a "Change of Control Triggering Event" is defined as the occurrence of both a Change of Control (as defined below) and a Rating Decline (as defined below) with respect to the Debt Securities of any series. "Change of Control" is defined as the occurrence of any of the following events:
(i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (provided that a group formed solely for the purpose of voting securities shall not be deemed to be a group for purposes of this definition)) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the fully diluted Voting Stock (defined as all classes of capital stock normally entitled to vote in the election of directors) of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (iii) the Company consolidates or merges with or into any other Persons (as defined below) or any other Person consolidates or merges with or into the Company, in either case, other than a consolidation or merger (a) with a wholly-owned subsidiary of the Company in which all of the Voting Stock of the Company outstanding immediately prior to the effectiveness thereof is changed into or exchanged for substantially the same consideration or (b) pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property with the effect that the "beneficial owners" (as such term is used in Section 13(d) of the Exchange Act) of the outstanding Voting Stock of the Company immediately prior to such transaction, beneficially own, directly or indirectly, more than 50% of the total voting power of the fully diluted Voting Stock of the surviving corporation immediately following such transaction; or (iv) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of its assets to any Person other than a wholly-owned subsidiary of the Company. "Person" is defined as any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        A "Rating Decline" with respect to the Debt Securities of any series is defined under the Indenture as the occurrence of the following on, or within

90 days after the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating assigned to the Debt Securities of such series is under publicly announced consideration for the possible downgrade by any of Standard & Poor's Rating Group, a division of McGraw Hill, Inc. ("S&P"), Duffs & Phelps Credit Rating Co. ("Duff & Phelps") and Moody's Investors Service, Inc. ("Moody's") (or any successor to the respective rating agency businesses thereof, collectively, the "Rating Agencies")): (a) in the event the Debt Securities of such series are assigned an Investment Grade Rating (as defined below) by at least two of the three Rating Agencies on the Rating Date (as defined below), the rating of the Debt Securities of such series by at least two of the three Rating Agencies shall be below an Investment Grade Rating; or
(b) in the event the Debt Securities of such series are rated below an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Debt Securities of such series by at least two of the three Rating Agencies shall be decreased by one or more gradations
(including gradations within rating categories as well as between rating categories). "Investment Grade Rating" is defined as a rating equal to or higher than Baa3 (or the equivalent) by Moody's, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Duff & Phelps. "Rating Date" is defined as the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control.

        The Company will comply to the extent then applicable and required by law with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder in connection with the purchase of Debt Securities in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.
(Art. Ten, Sec. 1002)

        Except as described above with respect to a Change of Control Triggering Event and except as may be set forth in the applicable Prospectus Supplement, the Holders of the Debt Securities of any series are not entitled to any other rights to require the Company to purchase or redeem their Debt Securities in the event of a takeover, recapitalization or similar restructuring.

        The 1996 Indenture contains change of control repayment provisions substantially identical to those contained in the Indenture. The occurrence of certain of the events that would constitute a Change of Control under the Indenture and the 1996 Indenture would constitute an event of default under the Credit Facility. If the Company is not able to obtain requisite consents or waivers from the lenders under the Credit Facility, the Company may be unable to fulfill its repurchase obligations following a Change of Control Triggering Event, thereby resulting in a default under the Indenture and the 1996 Indenture and permitting the pursuit of remedies thereunder. Future Senior Indebtedness of the Company may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of Debt Securities of any series of their right to require the Company to repurchase such Debt Securities could cause a default under such Senior Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase obligation on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Debt Securities tendered pursuant to such offer, or a time when the Company is prohibited from purchasing such Debt Securities (and the Company is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness), an Event of Default (as defined below) would occur under the Indenture.

Redemption

        Any terms for the optional or mandatory redemption of Offered Debt Securities by the Company (other than as discussed above under "Purchase at the Option of Holders Upon a Change of Control") will be set forth in the applicable Prospectus Supplement. Except as may otherwise be provided in the applicable Prospectus Supplement with respect to Offered Debt Securities redeemable at the option of the Holder, such Offered Debt Securities will be redeemable only upon notice, by mail, not less than 30 or more than 60 days prior to the date fixed for redemption, and if less than all of the Offered Debt Securities of any series, or any tranche thereof, are to be redeemed, the particular Offered Debt Securities will be selected by such methods as the Trustee deems fair and appropriate. (Art. Four, Sec. 403 and 404)

Events of Default

        The following constitute "Events of Default" under the Indenture with respect to each series of Debt Securities outstanding thereunder:

             (a) failure to pay any interest on any Debt Security of such series within 30 days after the same become due and payable;

             (b) failure to pay the principal of, or premium, if any, on any Debt Security of such series when the same becomes due and payable at maturity, upon acceleration, optional redemption, required purchase (including purchases described above under "Purchase at the Option of Holders Upon a Change of Control") or otherwise;

             (c) failure to perform or breach of any covenant or warranty of the Company in the Indenture described under "Certain Covenants" below for 30 days after written notice to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities of such series outstanding under the Indenture as provided in the Indenture;

             (d) failure to perform or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than the Debt Securities of such series) for 60 days after written notice to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities of such series outstanding under the Indenture as provided in the Indenture;

             (e) failure of the Company or any Restricted Subsidiary to pay when due within any applicable grace period principal, interest or premium aggregating $25 million or more with respect to any indebtedness of the Company or any Restricted Subsidiary (as defined below) (including indebtedness under the 1996 Indenture and the Credit Facility) or the acceleration of any such indebtedness;

             (f) any final judgment or decree for the payment of money in an uninsured aggregate amount in excess of $25 million shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

             (g) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Restricted Subsidiary; and

             (h) any other Event of Default specified with respect to Debt Securities of such series. (Art. Eight, Sec. 801)

        No Event of Default with respect to the Debt Securities of a series necessarily constitutes an Event of Default with respect to the Debt Securities of any other series issued under the Indenture. A "Default," with respect to the Debt Securities of any series, is defined as any event which is, or after notice or passage of time or both would be, an Event of Default with respect to the Debt Securities of such series.

Remedies

        If an Event of Default with respect to any series of Debt Securities occurs and is continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare the principal amount (or if the Debt Securities of such series are discount notes or similar Debt Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Debt Securities of any one of such series.

        At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

             (a) the Company has paid or deposited with the Trustee a sum sufficient to pay:

                 (1) all overdue interest on all Debt Securities of such series;

                 (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefore in such Debt Securities;

                 (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

                 (4) all amounts due to the Trustee under the Indenture; and

             (b)  any other Event or Events of Default with respect to the Debt
              Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Art. Eight, Sec. 802)

     If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series. (Art. Eight, Sec. 812) The Trustee is not required to exercise any of the rights and powers vested in it under the Indenture at the request or direction of any Holder unless such Holder shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Art. Nine, Sec. 903) The right of a Holder of any Debt Security of such series to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment. (Art. Eight, Sec. 807 and 808) The Indenture provides that the Trustee is required, within 90 days after the occurrence of any Default thereunder with respect to the Debt Securities of a series, to give the Holders of the Debt Securities of such series notice of any Default known to it, unless cured or waived; provided, however, that, except in the case of a Default in the payment of principalof or premium, if any, or interest, if any, on any Debt Securities of such series, the Trustee may withhold such notice if the Trustee determines that it is in the interest of such Holders to do so; and provided, further, that in the case of a default of the character specified above in clauses (c) and (d) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (Art. Nine, Sec. 902)

        The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.
(Art. Six, Sec. 612)

Certain Covenants

     Set forth below are certain covenants contained in the Indenture. If at any time (i) the ratings assigned to the Debt Securities of any series by at least two of the three Rating Agencies are Investment Grade Ratings and (ii) no Default or Event of Default has occurred and is continuing under the Indenture with respect to the Debt Securities of such series, then the Company and the Restricted Subsidiaries will no longer be subject at any time thereafter to the provisions of the Indenture with respect to the Debt Securities of such series described below under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Asset Sales," "Limitation on Restrictions on Distributions from Restricted Subsidiaries," "Limitation on Transactions with Affiliates," clauses (i), (iii) and (iv) of "Designation of Restricted and Unrestricted Subsidiaries" and clause (d) of "Merger, Consolidation and Sale of Assets" (collectively, the "Terminating Covenants"). (Art. Six, Sec. 601)

        The 1996 Indenture contains covenants substantially identical to the Terminating Covenants. Under the 1996 Indenture, however, in the event that the Company and the Restricted Subsidiaries are not subject to such covenants with respect to the senior notes issued thereunder as a result of the occurrence of the events described in the preceding paragraph, and, subsequently, at least two of the three Rating Agencies withdraw their ratings or assign to such senior notes a rating below an Investment Grade Rating, then, under the 1996 Indenture, the Company and the Restricted Subsidiaries will thereafter again be subject to such covenants with respect to such senior notes. The Indenture does not contain a similar provision with respect to the Debt Securities.

     Limitation on Indebtedness. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (defined as any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money) unless either (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Leverage Ratio (as defined below) would not exceed 6.5 or (b) such Indebtedness is Permitted Indebtedness (as defined below). (Art. Six, Sec. 603)

     "Permitted Indebtedness" is defined under the Indenture to include any and all of the following: (i) Indebtedness incurred pursuant to the Credit Facility in an aggregate amount outstanding at any time not to exceed $800 million; (ii) Indebtedness in respect of capital lease obligations or capital expenditures, subject, in each case, to the limits set forth in the Indenture; (iii) Indebtedness evidenced by the senior notes issued under the 1996 Indenture and Indebtedness evidenced by the Subordinated Notes; (iv) Indebtedness of the Company owing to and held by a wholly-owned subsidiary of the Company and Indebtedness of a Restricted Subsidiary owing to and held by the Company or any wholly-owned subsidiary of the Company; provided, however, that any event that results in any such wholly-owned subsidiary ceasing to be a wholly-owned subsidiary of the Company or any subsequent transfer of any such Indebtedness (except to the Company or a wholly-owned subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness under interest rate swap agreements or similar agreements entered into for the purpose of limiting interest rate risks and currency swap agreements entered into for non-speculative purposes and designed to hedge against fluctuations in foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice; (vi) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; (vii) Indebtedness outstanding on December 31, 1996 not otherwise described in clauses (i) through (vi) above; and (viii) certain permitted refinancing indebtedness incurred in respect of Indebtedness incurred pursuant to clause (a) of the immediately preceding paragraph and clauses (i), (ii), (iii) and (vii) above. (Art. Six, Sec. 603)

        Under the Indenture, "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of the Company and the Restricted Subsidiaries divided by (ii) the sum of the Pro Forma EBITDA (as defined below) of the Company and the Restricted Subsidiaries for the most recent four consecutive fiscal quarters. "Pro Forma EBITDA," for any period, is defined as the EBITDA (as defined below) of the Company and the Restricted Subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted to reflect the acquisition or sale of assets by the Company or any Restricted Subsidiary during such period. "EBITDA," for any period, is defined as an amount equal to (i) the sum of (a) consolidated net income of the Company and the Restricted Subsidiaries for such period, plus (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus (c) consolidated interest expense of the Company and the Restricted Subsidiaries for such period, plus (d) depreciation for such period on a consolidated basis, plus (e) amortization of intangibles for such period on a consolidated basis, plus (f) any other non-cash items reducing consolidated net income for such period, minus (ii) all non-cash items increasing consolidated net income for such period, all determined in accordance with generally accepted accounting principles consistently applied.

        The 1996 Indenture contains provisions limiting the amount of indebtedness that may be incurred by the Company and the Restricted Subsidiaries that are substantially identical to those contained in the Indenture. In addition, the Credit Facility contains covenants that restrict the Company and the Restricted Subsidiaries from incurring additional debt (subject to certain limits on dollar amounts and maturities and except for intercompany debt, subject to limitations, and debt incurred to hedge against interest rate risk or foreign exchange fluctuations) and require the Company to maintain certain maximum debt to EBITDA ratios and minimum EBITDA to interest ratios. While these covenants, as well as other covenants contained in the Credit Facility, may be more restrictive than comparable covenants contained in the Indenture, the covenants contained in the Credit Facility are for the benefit of the lenders thereunder and are subject to amendment, waiver or consent at the discretion of such lenders.

        Limitation on Restricted Payments. The Indenture provides that the Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment (as described below) if at the time of, and after giving effect to, such proposed Restricted Payment, (a) a Default or Event of Default shall have occurred and be continuing; (b) the Company could not incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of "Limitation on Indebtedness" above; or (c) the aggregate amount of any such Restricted Payment and all other Restricted Payments made since March 7, 1996 would exceed an amount equal to the sum of (i) the excess of (A) Cumulative EBITDA (defined as the cumulative EBITDA of the Company from December 31, 1995 through the end of the fiscal quarter immediately preceding the date of determination) over (B) the product of 1.5 and Cumulative Interest Expense (defined as the aggregate consolidated interest expense paid, accrued or scheduled to be paid by the Company from December 31, 1995 through the end of the fiscal quarter immediately preceding the date of determination), (ii) net cash proceeds received by the Company from the sale of its capital stock (other than redeemable capital stock) after March 7, 1996, (iii) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a subsidiary) subsequent to March 7, 1996 of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for capital stock (other than redeemable capital stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon conversion or exchange), (iv) an amount equal to the net reduction in
Investments (as defined below) made by the Company and the Restricted Subsidiaries subsequent to March 7, 1996 in any Person resulting from (A) payments of interest on debt, dividends, repayment of loans or advances, or other transfers or distributions of property (but only to the extent such net reduction in Investments has not been utilized in the calculation of EBITDA for purposes of clause (c)(i) above or to permit an Investment pursuant to clause
(f) in the immediately following paragraph, in each case to the Company or any Restricted Subsidiary from any person or (B) the redesignation of any Unrestricted Subsidiary (as defined below) as a Restricted Subsidiary, not to exceed, in the case of (A) or (B), the amount of such Investments previously made by the Company and the Restricted Subsidiaries in such Person or such Unrestricted Subsidiary, as the case may be, which were treated as Restricted Payments and (v) $25 million. (Art. Six, Sec. 606) "Investments" is defined to include any direct or indirect loan, advance or other extension of credit or capital contribution to, or incurrence of a guarantee of any obligation of, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by, any other Person.

        Notwithstanding the foregoing limitation, the Company may (a) pay dividends on its capital stock; (b) redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate in right of payment to the Debt Securities with the proceeds of certain refinancing indebtedness permitted under the Indenture; (c) acquire, redeem or retire capital stock of the Company or Indebtedness subordinate in right of payment to the Debt Securities in exchange for, or in connection with a substantially concurrent issuance of, capital stock of the Company (other than redeemable capital stock);

(d) consummate an exchange of certain Investments, the primary businesses of which are related businesses; (e) acquire capital stock in a Person substantially all of the assets of which are subsidiaries and Investments, the primary businesses of which are related businesses, if at least 80% of the Net POPs of such Person are in its subsidiaries, and as a result of the acquisition of such capital stock, such Person and its subsidiaries become Restricted Subsidiaries of the Company; (f) make Investments in Persons, the primary businesses of which are related businesses (other than Investments in the capital stock of the Company), the costs to the Company of which do not exceed $75 million in the aggregate at any one time outstanding for all such Investments made in reliance upon this clause (f), such amount to be increased by (i) any net cash proceeds received from the sale of Investments and (ii) an amount equal to the net reduction in Investments made by the Company and the Restricted Subsidiaries subsequent to March 7, 1996 in any Person, subject, in each case, to certain limitations set forth in the Indenture; and (g) pay scheduled dividends on preferred stock of a Restricted Subsidiary or redeemable capital stock of the Company issued pursuant to and in compliance with the provisions discussed above under "Limitation on Indebtedness."

        Any payment made pursuant to clauses (b), (c), (d), (e) and (g) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after the March 7, 1996; provided, however, that the proceeds from the issuance of capital stock pursuant to clause
(c) of the immediately preceding paragraph shall not constitute net cash proceeds from the sale of capital stock for purposes of clause (c)(ii) of the first paragraph under "Limitation on Restricted Payments" above to the extent utilized to acquire, redeem or retire capital stock of the Company or repay Indebtedness subordinate in right of payment to the Debt Securities.
(Art. Six, Sec. 606)

        Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist, any mortgage, pledge, security interest or lien ("Lien") upon any of its property or assets, whether now owned or hereinafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Debt Securities will be secured by such Lien equally and ratably with (or prior to) all other Indebtedness of the Company or any Restricted Subsidiary secured by such Lien for so long as any such other Indebtedness of the Company or any Restricted Subsidiary shall be so secured. (Art.
Six, Sec. 605)

        The foregoing limitation does not apply to (i) Liens incurred by the Company or any Restricted Subsidiary if, after giving effect to such incurrence on a pro forma basis, the amount of the total Indebtedness of the Company and the Restricted Subsidiaries that is secured by a Lien does not exceed 15% of the product of (a) the sum of the Pro Forma EBITDA of the Company for the most recent four consecutive fiscal quarters and (b) 6.5; (ii) Liens on property existing on March 7, 1996; (iii) Liens on property to secure any extension, renewal, refinancing, replacement or refunding, in whole or in part, of any Indebtedness secured by Liens referred to in any of the clauses (i), (ii),
(viii) or (xi); (iv) Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (v) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (vi) Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice; (vii) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings which are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by generally accepted accounting principles as in effect at such time and so long as such Liens do not encumber assets by an amount in excess of $25 million; (viii) Liens on property at the time the Company or any Restricted Subsidiary acquired or constructed such property, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; (ix) other Liens on the property of the Company or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective properties which were not created in connection with the incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective properties or materially impair the use thereof in the operation of their respective businesses; (x) pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business; (xi) Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any other Restricted Subsidiary which is not a direct subsidiary of such Person; provided, further however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary; (xii) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character, or (xiii) Liens in favor of the Trustee securing the obligations of the Company under the Indenture (collectively, "Permitted Liens").

        Limitation on Asset Sales. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale (as defined below) after the date that the first series of Debt Securities are authenticated under the Indenture (the "Issue Date") unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares and assets subject to such Asset Sale and (ii) (A) at least 80% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinate to the Debt
Securities) or any Restricted Subsidiary as a result of which the Company and the remaining Restricted Subsidiaries are no longer liable or (B) the consideration paid to the Company or such Restricted Subsidiary is determined in good faith by the Board of Directors of the Company to be substantially comparable in type to the assets being sold.
(Art. Six, Sec. 607)

        "Asset Sale" is defined under the Indenture as any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger or a sale and leaseback transaction) by the Company or any Restricted Subsidiary in any single transaction or series of transactions of (a) shares of capital stock or other ownership interest of another Person (including capital stock of Unrestricted Subsidiaries) or (b) any other property of the Company or any Restricted Subsidiary; provided, however, that the term "Asset Sale" will not include (i) the sale or transfer of
Temporary Cash Investments (defined to include certain U.S. Government Obligations (as defined below), time deposit accounts, certificates of deposit, money market deposits, repurchase obligations, commercial paper and money market or mutual funds), inventory, accounts receivable or other property in the ordinary course of business; (ii) the liquidation of property received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary; (iii) any asset disposition permitted pursuant to the provisions discussed below under "Merger, Consolidation and Sales of Assets" which constitutes a disposition of all or substantially all of the Company's property or assets; (iv) the sale or transfer of any property by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary; (v) a disposition in the form of a Restricted Payment permitted to be made pursuant to the provisions discussed above under "Limitation on Restricted Payments;" or (vi) a disposition with a fair market value and a sale price of less than $5 million.

     The net available cash proceeds (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects, (A) to prepay, repay or purchase Indebtedness of the Company under the Credit Facility or other Indebtedness which is not subordinate to the Debt Securities or Indebtedness of a Restricted Subsidiary (in each case excluding Indebtedness owed to the Company or an affiliate of the Company) or (B) to reinvest in additional assets which are used in related businesses. (Art. Six, Sec. 607)

        Any net available cash proceeds from an Asset Sale not applied in accordance with the preceding paragraph within one year from the date of such Asset Sale or the receipt of such proceeds shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25 million (taking into account income earned on such Excess Proceeds), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Debt Securities of each series on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon (if any) to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate principal amount of the Debt Securities surrendered for purchase by Holders thereof exceeds the amount of Excess Proceeds, then the Trustee shall select the Debt Securities of each series to be purchased pro rata according to principal amount or by lot with such adjustments as may be deemed appropriate by the Company so that only Debt Securities in denominations of $1,000, or integral multiples thereof, shall be purchased. To the extent that any portion of the amount of net available cash proceeds from Asset Sales remains after compliance with the preceding sentence and provided that all Holders of Debt Securities of each series have been given the opportunity to tender their Debt Securities for purchase as described in the following paragraph in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amounts for general corporate purposes and the amount of Excess Proceeds will be reset to zero.

        Within five business days after the Excess Proceeds exceeds $25 million, the Company shall send a written notice, by first-class mail, to the Holders of the Debt Securities of each series (the "Prepayment Offer Notice"), accompanied by such information regarding the Company as the Company in good faith believes will enable such Holders of the Debt Securities to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things, (a) that the Company is offering to purchase Debt Securities pursuant to the provisions of the Indenture described herein under "Limitation on Asset Sales;" (b) that any Debt Security (or any portion thereof) accepted for payment (and duly paid on the Purchase Date (as defined below)) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date; (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed (the "Purchase Date"); (d) the aggregate principal amount of Debt Securities (or portions thereof) to be purchased; and (e) a description of the procedures which Holders of Debt Securities must follow in order to tender their Debt Securities (or portions thereof) and the procedures that Holders of Debt Securities must follow in order to withdraw an election to tender their Debt Securities (or portions thereof) for payment. (Art. Six, Sec. 607)

        The Company will comply, to the extent then applicable and required by law, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the purchase of Debt Securities as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof. (Art. Ten, Sec. 1002)

        Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction (other than pursuant to applicable law or regulation) on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its capital stock, or pay any
Indebtedness  or other  obligation  owed to the Company or any other  Restricted
Subsidiary; (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary. Such limitation will not apply (1) with respect to clauses (a), (b) and (c), to encumbrances and restrictions (i) in existence under or by reason of any agreements in effect on March 7, 1996;
(ii) existing at the time such Restricted Subsidiary became a Restricted Subsidiary if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (iii) which result from the renewal, refinancing, extension or amendment of an agreement referred to in the immediately preceding clauses (1) (i) and (ii) above and in clauses (2) (i) and (ii) below; provided, such encumbrance or restriction is no more restrictive to the Company or such Restricted Subsidiary and is not materially less favorable to the Holders of Debt Securities than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced; and (2) with respect to clause (c) only, to (i) any encumbrance or restriction relating to Indebtedness that is secured and is permitted to be incurred pursuant to the provisions discussed above under "Limitation on Indebtedness" and "Limitation on Liens" that limit the right of the debtor to dispose of the assets or property securing such debt; (ii) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; (iii) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (iv) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale. (Art. Six, Sec. 604)

        Limitation on Transactions with Affiliates. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any affiliate of the Company (an "Affiliate Transaction") unless (a) the terms of such Affiliate Transaction are (i) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $250,000, set forth in writing; (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be; and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a person that is not an affiliate of the Company or such Restricted Subsidiary and
(b) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $15 million, the Board of Directors of the Company (including a majority of the disinterested members) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(ii) and (iii) of this paragraph. (Art. Six, Sec. 608)

     Notwithstanding the foregoing limitation, the Company may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on March 7, 1996, including renewals, extensions and replacements thereof on terms no less favorable to the Company and such Restricted Subsidiary; (ii) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries (provided that no more than 5% of the equity interest in any of such Restricted Subsidiaries is owned by an affiliate of the Company (other than a Restricted Subsidiary); (iii) any Restricted Payment permitted to be made pursuant to the provisions discussed above under "Limitation on Restricted Payments;" (iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any Restricted Subsidiary, so long as the Board of Directors of the Company in good faith shall have approved the terms thereof and deemed the services theretofore or thereinafter to be performed for such compensation or fees to be fair consideration therefor; and (v) loans and advances to employees made in the ordinary course of business and consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed $15 million at any one time outstanding. (Art. Six, Sec. 608)

     Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided, however, that immediately after giving effect to such designation on a pro forma basis (i) the Leverage Ratio does not exceed 6.5; (ii) there exist no Liens (other than Permitted Liens) on the property of the Company or any Restricted Subsidiaries; (iii) the Company and each Restricted Subsidiary are in compliance with the provisions discussed above under "Limitation on Restrictions of Distributions from Restricted Subsidiaries;" (iv) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the fair market value of the Restricted Subsidiary at the time of such designation would be permitted as an Investment pursuant to the provisions discussed above under "Limitation on Restriction Payments;" and
(v) an officers' certificate with respect to such designation is delivered to the Trustee within 75 days after the end of the fiscal quarter in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year), which officers' certificate shall state the effective date of such designation. (Art. Six, Sec. 609)

        A "Restricted Subsidiary" is defined under the Indenture as (i) any subsidiary of the Company existing on and after the Issue Date unless such subsidiary shall have been designated an Unrestricted Subsidiary as permitted under the Indenture and (ii) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted under the Indenture. An "Unrestricted Subsidiary" is defined as (a) any subsidiary of the Company in existence on the Issue Date that is not a Restricted Subsidiary, (b) any subsidiary of an Unrestricted Subsidiary and (c) any subsidiary of the Company which is designated after the Issue Date as an Unrestricted Subsidiary as permitted under the Indenture and not thereafter designated as a Restricted Subsidiary.

Merger, Consolidation and Sale of Assets

        The Indenture provides that the Company shall not merge or consolidate with, or into, any other entity (other than a merger of a wholly-owned subsidiary of the Company into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its property or assets in any one transaction or series of transactions unless (a) the entity formed by or surviving any such consolidation or merger (if the Company is not the surviving entity) or the

Person to which such sale, transfer, assignment, lease or conveyance is made (the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal of, premium, if any, and interest on all the Debt Securities according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (b) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Company's property or assets, such property or assets shall have been transferred as an entirety or virtually as an entirety to one Person; (c) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph of "Certain Covenants -- Limitation on Indebtedness" above.
(Art. Eleven, Sec. 1101)

        In connection with any consolidation merger or transfer, the Company shall deliver or cause to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation merger, or transfer and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent therein provided for relating to such transaction or transactions have been complied with. (Art. Eleven, Sec. 1101)

Modification of Indenture

        Without the consent of any Holders of Debt Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

               (a) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Debt Securities pursuant to a consolidation, merger or conveyance of substantially all of the Company's assets as described above under "Merger, Consolidation and Sale of Assets;" or

               (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of outstanding Debt Securities or to surrender any right or power conferred upon the Company by the Indenture; or

               (c) to add any additional Events of Default with respect to all or any series of outstanding Debt Securities; or

               (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interest of the Holders of Debt Securities of any series in any material respect such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining outstanding under the Indenture; or

               (e) to provide collateral security for all series of Debt Securities; or

               (f) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; or

               (g) to evidence and provide for the acceptance of the appointment of a successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or

               (h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for any series of Debt Securities; or

               (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on Debt Securities of any series, or any tranche thereof, shall be payable, (2) any Debt Securities of any series, or any tranche thereof, may be surrendered for registration of transfer, (3) Debt Securities of any series, or any tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of the Debt Securities of any series, or any tranche thereof, and the Indenture may be served, subject to certain exceptions; or

               (j) to cure any ambiguity, defect or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture, provided such provisions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect. (Art. Twelve, Sec. 1201)

  Defeasance

       The Company at any time may terminate all of its obligations under the Debt Securities of any series and the Indenture with respect to the Debt Securities of such series ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Debt Securities of such series, to replace mutilated, destroyed, lost or stolen Debt Securities of such series and to maintain a registrar and paying agent in respect of the Debt Securities of such series by taking the action described below. By taking such action, the Company at any time may terminate its obligations under the covenants described above under "Certain Covenants," the provisions discussed above in clauses (c), (e), (f) and (g) (in the case of such clause (g), with respect to Restricted Subsidiaries only) under "Events of Default" and the limitations discussed above in clause (d) under "Merger, Consolidation and Sale of Assets" ("covenant defeasance").

       The Company may exercise its legal defeasance option with respect to the Debt Securities of any series notwithstanding its prior exercise of its covenant defeasance option with respect to the Debt Securities of such series. If the Company exercises its legal defeasance option with respect to the Debt Securities of any series, payment of the Debt Securities of such series may not be accelerated because of the occurrence of an Event of Default with respect to such Debt Securities. If the Company exercises its covenant defeasance option with respect to the Debt Securities of any series, payment of the Debt Securities of such series may not be accelerated because of the occurrence of an Event of Default specified in clauses (c), (e), (f) or (g) (in the case of such clause (g), with respect to Restricted Subsidiaries only) under "Events of Default" above or because of the failure of the Company to comply with clause (d) under "Merger, Consolidation and Sale of Assets" above.

       In order to exercise either defeasance option with respect to the Debt Securities of any series, the Company must irrevocably deposit in trust with the Trustee money or U.S. Obligations (as defined below) sufficient for the payment of principal and interest on the Debt Securities of such series to maturity and must comply with certain other conditions, including the delivery to the Trustee of an opinion of counsel to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law). (Art. Seven, Sec. 701) "U.S. Government Obligations" is defined as direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option.

  Regarding the Trustee

       The Company engages in banking transactions in the ordinary course of business with the Trustee and the Trustee currently serves as trustee under the 1996 Indenture.

                              DESCRIPTION OF WARRANTS

       The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of a Warrant Agreement (the "Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Terms used under this heading or in any Prospectus Supplement relating to the Offered Warrants which are defined under this heading are so defined solely with reference to the Offered Warrants.

  General

       The Warrants, evidenced by Warrant certificates (the "Warrant Certificates"), may be issued under the Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Offered Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Offered Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which such Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which such Offered Warrants and the related Debt Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise such Offered Warrants shall commence and the date on which such right shall expire; (vii) Federal income tax consequences, if any; (viii) whether such Offered Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of such Offered Warrants not inconsistent with the provisions of the Warrant Agreement.

       Warrant Certificates may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any Co- Warrant Agent, which will be listed in the applicable Prospectus Supplement, or at such other office as may be set forth therein. Warrant holders do not have any of the rights of Holders of Debt Securities (except to the extent that the consent of Warrant holders may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Warrants) and are not entitled to payments of principal of and interest, if any, on such Debt Securities.

  Exercise of Warrants

       Warrants may be exercised by surrendering the Warrant Certificate at the corporate trust office of the Warrant Agent or at the corporate trust office of the Co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the applicable Prospectus Supplement. Upon the exercise of Warrants, the Warrant Agent or Co-Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrant holder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.


                                 LEGAL OPINIONS

       The legality of the Securities offered hereby will be passed upon for the Company by Kevin C. Gallagher, Esq., Senior Vice President, General Counsel and Secretary of the Company. At December 31, 1996, Mr. Gallagher was the beneficial owner of 10,226 shares of Common Stock of the Company.

                                EXPERTS


       The consolidated financial statements, schedule and Selected Proportionate Operating Results of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K") have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to GTE Mobilnet of South Texas Limited Partnership and New York SMSA Limited Partnership, is based in part on the reports of other auditors. Such consolidated financial statements, schedule and Selected Proportionate Operating Results are, and audited financial statements, schedule and Selected Proportionate Operating Results to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements, schedule or Selected Proportionate Operating Results (to the extent covered by consents of such firm filed with the Commission) given upon the authority of such firms as experts in accounting and auditing.

       The financial statements of Kansas City SMSA Limited Partnership at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in the 1995 Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

       The financial statements of GTE Mobilnet of South Texas Limited Partnership at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in the 1995 Form 10-K and the financial statements of Independent Cellular Network, Inc. and Affiliates at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in the Company's Current Report on Form 8-K dated November 1, 1996 (the "Form 8-K"), have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their separate reports thereon included in the 1995 10-K and the Form 8-K, respectively, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

       The financial statements of New York SMSA Limited Partnership and Orlando SMSA Limited Partnership at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in the 1995 Form 10-K, have been incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of such firm as experts in accounting and auditing.


                              PLAN OF DISTRIBUTION

       The Company may sell Securities through underwriters or dealers, directly to one or more purchasers or through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriters' discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

       If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities, if any of such Securities are purchased. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

       Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of the appointment.

       If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contacts will be subject only to those conditions set forth in the applicable Prospectus Supplement and such Prospectus
  Supplement will set forth the commissions payable for solicitation of such contracts.

       Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

  No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, agent or dealer. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct at any time subsequent to the date hereof or thereof. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                 PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14.  Other Expenses of Issuance and Distribution.

       The fees and expenses payable by the Company in connection with the issuance and distribution of the Securities registered hereunder are as follows:

           Securities and Exchange Commission registration fee. . . . . . . . . . . . . . . . . . . .  $  151,516
           Accounting fees and expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     66,000*
           Printing fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35,000*
           Blue sky fees and expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12,000*
           Trustee's fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10,000*
           Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     65,000*
           Rating Agency fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     250,000*
           Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,484*
           Total fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$   600,000*
___________
  *Estimated.


  Item 15.  Indemnification of Directors and Officers.

                  (a) Section 145 of the Delaware General Corporation Law ("DGCL") gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreements, vote of stockholders or otherwise.

                  (b) Article Sixth of the Company's Amended and Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), requires the Company to indemnify officers and directors to the fullest extent permitted by Delaware law against all liability and loss suffered and expenses reasonably incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or as a director, officer, trustee or in any other comparable position of another enterprise at the Company's request; provided that the Company shall not be required to indemnify or advance expenses to such person in connection with an action, suit or proceedings initiated by such person unless the initiation of such action, suit or proceeding was authorized in advance by the Company's Board of Directors. The indemnification provided by Article Sixth of the Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, other provision of the Certificate of Incorporation, the Company's Amended and Restated Bylaws (the "Bylaws"), or any agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices. In the event Delaware law is changed to permit broader rights of indemnification, the Certificate of Incorporation will automatically authorize the Company to indemnify such persons to the fullest extent permitted by such law, as so changed, without the need for any further action by the Company's directors or stockholders.

                  (c) In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (3) under Section 174 of the

         DGCL (unlawful payment of dividends); or (4) transactions from which a director derives an improper personal benefit.

                  (d) Section 10 of the Bylaws requires the Company to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is serving as a director, officer, employee or agent of another enterprise at the Company's request; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company's best interests, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. Such Section 10 further provides that the Company shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Company in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses. The indemnification provided by Section 10 of the Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, other provision of the Bylaws, Certificate of Incorporation, or any agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices.

                  (e) The Company has entered into indemnification agreements with each of its directors and officers providing for indemnification of each such person to the fullest extent allowed by law. The Company is required by such indemnification agreements to advance litigation and related expenses to the indemnified persons, subject to their undertaking to repay such amounts if it is ultimately determined that they are not entitled to be indemnified by the Company thereunder or otherwise.

                  (f) The Company maintains directors' and officers' liability insurance covering such persons in their official capacities with the Company and its subsidiaries.


Item 16.  Exhibits.

1.1    Form  of  Underwriting  Agreement  and/or  Distribution   Agreement,   as
       applicable (to be filed under cover of Form 8-K).

2.1 Distribution Agreement dated as of March 7, 1996 by and among Sprint Corporation, 360(degree) Communications Company (formerly Sprint Cellular Company) and Centel Corporation.*

       2.2 Exchange and Merger Agreement, dated as of May 31, 1996 by and among Independent Cellular Network Partners, James A. Dwyer, Jr., David Winstel, CC Industries, Inc., Ohio Cellular RSA, L.P., Ohio RSA Corporation, Quality Cellular Communications of Ohio, Inc., Cellular Plus, L.P., C-Plus, Inc., Quality Cellular Plus Communications, Inc., Henry Crown and Company (Not Incorporated) and 360(degree) Communications Company. (Filed as Exhibit 2.2 in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, File No. 1-14108, and incorporated herein by reference.)*

       2.3 First Amendment to Exchange and Merger Agreement, dated as of November 1, 1996, by and among Independent Cellular Network Partners, James A. Dwyer, Jr., David Winstel, CC Industries, Inc., Ohio Cellular RSA, L.P., Ohio RSA Corporation, Quality Cellular Communications of Ohio, Inc., Cellular Plus, L.P., C-Plus, Inc., Quality Cellular Plus Communications, Inc., Henry Crown and Company (Not Incorporated) and 360(degree) Communications Company. (Filed as Exhibit 2.3 to the Company's Current Report on Form 8-K dated November 1, 1996, File No. 1-14108, and incorporated herein by reference.)*

3.1 Amended and Restated Certificate of Incorporation of 360(degree) Communications Company, as amended as of March 4, 1996. (Filed as Exhibit
       3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31,

       1995; File No. 1-14108, and incorporated herein by reference.)*

3.2 Amended and Restated Bylaws of 360(degree) Communications Company. (Filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-14108, and incorporated herein by reference.)*

3.3 Certificate of Designation of First Series Junior Participating Preferred Stock of 360(degree) Communications Company. (Filed as Exhibit 3.3 to Amendment No. 4 to Registration Statement No. 33-99756 and incorporated herein by reference.)*

4.1 360(degree) Communications Company's 7 1/8% Senior Note Due 2003 and 7 1/2% Senior Note Due 2006. (Filed as Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-14108, and incorporated herein by reference.)*

4.2 Indenture dated as of March 7, 1996 between 360(degree) Communications Company and Citibank, N.A., as Trustee. (Filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-14108, and incorporated herein by reference.)*

4.3 Form of 360(degree) Communications Company Common Stock, $0.01 par value, certificate. (Filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-14108, and incorporated herein by reference.)*

4.4 Rights Agreement dated as of March 5, 1996 between 360(degree) Communications Company and Chemical Bank. (Filed as Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-14108, and incorporated herein by reference.)*

4.5 Form of 360(degree) Communications Company's Subordinated Non-Negotiable Promissory Note (included in Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, File No. 1-14108, and incorporated herein by reference).*

4.6 Form of Indenture between 360(degree)Communications Company and Citibank, N.A., as Trustee, relating to the Debt Securities.

4.7    Form of Debt Security.

4.8    Form of Warrant Agreement.

4.9    Form of Warrant (contained in Exhibit 4.8).

5.1 Opinion of Kevin C. Gallagher, Esq., Senior Vice President, General Counsel and Secretary.

12     Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1   Consent of Ernst & Young LLP.

23.2 Consent of Ernst & Young LLP, regarding the Kansas City SMSA Limited Partnership.

23.3 Consent of Arthur Andersen LLP, regarding GTE Mobilnet of South Texas Limited Partnership.

23.4 Consent of Arthur Andersen LLP, regarding Independent Cellular Network, Inc. and Affiliates.

23.5 Consent of Coopers & Lybrand L.L.P., regarding New York SMSA Limited Partnership.

23.6 Consent of Coopers & Lybrand L.L.P., regarding Orlando SMSA Limited Partnership.

23.7   Consent of Kevin C. Gallagher, Esq. (contained in Exhibit 5.1).

24.1   Power of Attorney.

25.1 Statement of Eligibility and Qualification of Citibank, N.A. on Form T-1 relating to the Debt Securities.
---------------
*Previously filed.


Item 17.  Undertakings.

       The undersigned Registrant hereby undertakes:

           (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided,  however,  that the  undertakings  set forth in paragraphs (1) (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (5) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                              SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on the 7th day of February, 1997.

                              360(degree) COMMUNICATIONS COMPANY


                              By:  /s/ Kevin C. Gallagher

                                   Kevin C. Gallagher
                                   Senior Vice President, General Counsel
                                   and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

   Signature                          Title                  Date

      *
                       President and Chief Executive     February 7, 1997
Dennis E. Foster            Officer and Director
                       (Principal Executive Officer)
      *
                       Executive Vice President and      February 7, 1997
Michael J. Small         Chief Financial Officer
                       (Principal Financial Officer)
      *
                     Senior Vice President - Finance     February 7, 1997
Gary L. Burge          (Principal Accounting Officer)
      *
                            Chairman of the Board        February 7, 1997
Frank E. Reed                    of Directors

      *
                                  Director               February 7, 1997
Lester Crown

     *
                                  Director               February 7, 1997
Michael Hooker

     *
                                  Director               February 7, 1997
Robert E.R. Huntley

     *
                                  Director               February 7, 1997
Valerie B. Jarrett

     *
                                  Director               February 7, 1997
Alice M. Peterson

     *
                                  Director               February 7, 1997
Charles H. Price, II



   *By:/s/ Kevin C. Gallagher
       Kevin C. Gallagher
       As Attorney-in-Fact